Exhibit 23.1



              Consent of Independent Registered Public Accounting Firm

The Board of Directors
Ramtron International Corporation:

We consent to the use of our reports dated March 14, 2006 with respect to the consolidated balance sheets of Ramtron International Corporation as of December 31, 2005 and 2004, and the related consolidated statements of operations and comprehensive income, stockholders' equity, and statement of cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule II, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement.


/s/ KPMG LLP
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KPMG LLP


Denver, Colorado
December 14, 2006